                                   ESPN, INC.

                                    AGREEMENT

         THIS AGREEMENT, dated as of March 29, 1994, is between Championship Auto Racing Teams, Inc., a Michigan corporation, 390 Enterprise Court, Bloomfield Hills, Michigan 48013 ("CART"), and ESPN, Inc., a Delaware corporation, with offices at ESPN Plaza, Bristol, Connecticut 06010-7454 ("ESPN").

         CART and ESPN have agreed to an arrangement for the distribution of programs of CART auto racing events and the sharing of revenue therefrom, all in accordance with the BASIC PROVISIONS set forth below and the attached GENERAL TERMS AND CONDITIONS, which are incorporated herein by reference as if set forth in their entirety in this Agreement and made a part hereof.

                                BASIC PROVISIONS

I.       EVENTS:

         (a) The Events are the CART-sanctioned or co-sanctioned "Indy car" auto racing events in 1994-1998 currently known as the "PPG Indy car World Series" (the "Series"), which shall number at least fifteen during each such year, but which in no case shall include the Indianapolis 500 auto race. The Events hereunder are intended to encompass those within the PPG Indy car World Series currently in place or in any similar successor series. As used herein, an "Indy car" is an open-wheeled car designed and built to the specifications set forth in the IndyCar Rule book. If a sixteenth race is added to the Series, it shall become an Event under all of the terms and conditions of this Agreement. If a seventeenth race is added to the Series, it shall become an Event under all of the terms and conditions of this Agreement except that ESPN shall increase the Guarantee payable in the applicable year (as described in Paragraph IV(a)(i), below) by 1/17 of the original Guarantee. * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


         (b) If CART creates or otherwise acquires television distribution rights to any Indy car races other than those in the Series ("New Races"), the following shall apply:

                  * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

II.      NAMES,DATES, STARTING TIMES, AND SITES: The 1994 Events are as follows:

                  Event                                Date
                  -----                                ----

                  Australia                            March 20
                  Phoenix                              April 10
                  Long Beach                           April 17
                  Milwaukee                            June 5
                  Detroit                              June 12
                  Portland                             June 26
                  Cleveland                            July 10
                  Toronto                              July 17
                  Michigan                             July 31
                  Mid-Ohio                             August 14
                  New England                          August 21
                  Vancouver                            September 4
                  Road America                         September 11

                  Nazareth                             September 18
                  Laguna Seca                          October 9

         The Events scheduled each year thereafter shall be comparable to those in 1994. The parties shall endeavor diligently to prepare each year a mutually acceptable schedule through informal consultation. If necessary, however, the parties shall follow the following more formal mechanism. No later than March 15, 1994 as to 1995 and no later than the preceding January 1 as to all following years (e.g., January 1, 1995 as to 1996) ESPN may notify CART of up to (but no more than) ten Sundays (eleven in 1995) ("Embargo Dates") on which it will not be capable of accommodating an Event (as required by Section 3(c), below). Thereafter, CART shall notify ESPN of the Dates, Starting Times and Sites of Events not later than April 30, 1994 in the case of 1995 and the February 28 (or 29 if a leap year) preceding the applicable year (i. e. February 28, 1995 in the case of 1996) in the case of all following years. For a period of sixty days after delivery to ESPN of CART's schedule, ESPN shall have the right reasonably to cause CART to redesignate Event Start Times between 1-3 p.m. (local time) so as to accommodate ESPN's scheduling of the affected Program on a live basis.

III.     NETWORK DISTRIBUTION:

         ESPN will cause the distribution each year of at least 50% of the total Events for that year on one or more of the three major broadcast networks (ABC, CBS or NBC) (each, a "Network") subject to following:

         (a) * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         (b) ESPN need not be required to place any Event on a Network if it would thereby suffer a net loss on such Event (for this purpose defined as the revenue generated by the U.S. domestic advertising and in-car camera sales or license fees from the Event minus the costs of placing the Program of the Event on a Network on a "time-buy" basis, the costs and expenses of producing the Program of the Event (See Paragraph IV(a)(ii)(A), below), costs of selling and placing advertising within the Program and in-car camera sponsorship. * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         It is understood that ESPN may cause Network distribution either by sublicense or on a so-called "time-buy" basis or both, after consultation with CART. ESPN shall also consult with CART as to which Events will be selected for Network distribution. * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. The parties acknowledge that Network "time-buy" agreements, as well as a production agreement with Long Beach Grand Prix Association, for 1994 Events have already been executed by CART. ESPN will assume such agreements effective upon the execution of this Agreement (subject to CART obtaining all necessary consents and approvals therefor).

IV.      REVENUE SHARING AND GUARANTEES; LEASE

         (a) In consideration of all rights granted to ESPN and the performance of all CART's obligations hereunder, ESPN shall pay CART as follows:

         * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

         Net Revenues shall be calculated separately for each year's Events.

         (b) The Guarantee each year will be due in four equal installments commencing March 15 and continuing on the 15th of each May, July and October thereafter.

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         (c) Within 45 days after each Event, ESPN will provide CART with a reasonably itemized analysis of the production costs associated with that Event. On or before December 31 of each year, ESPN will provide CART with a preliminary calculation of Net Revenues (including estimates of any uncollected revenues and unpaid expenses) for that year. CART's share of Net Revenue, if any, in respect of each year's Events will be due initially on the January 30 following the completion of the applicable year (based upon the then-best calculation of Net Revenues available to ESPN, subject to adjustment on or before the following June 30), and CART's share of additional amounts of Net Revenues, if any, in respect of that year's Events shall be paid within 30 days after the end of the calendar quarter in which such amounts were realized.

         (d) Effective as of January 1, 1994, ESPN (through OCC) will release CART from any further obligation under CART's sublease from OCC of the premises at 489 Fifth Avenue, Suite 2600, New York, New York 10017 (the "Premises") and will reimburse CART $29,600.00, representing CART's remaining rental obligations under its primary lease of space in the Premises.

         (e) ESPN will offer, effective March _, 1994, employment to Mr. Tim Dolman (subject to ESPN's standard pre-employment drug screening), but if Mr. Dolman becomes ESPN's employee, ESPN will make Mr. Dolman reasonably available to CART for a period of six months to assist in a transition.

         (f) ESPN's records and accounts which pertain to its calculation of Net Revenues shall be available for inspection and audit by any "Big Six" accounting firm selected by CART, on reasonable advance written notice limited to no more than once each calendar year and during normal business hours through December 31, 1999. Such review or audit shall be at the sole expense of CART unless such audit or review reveals an underpayment of 5% or more of any amounts owed CART during the audited period, in which case ESPN shall reimburse CART for all reasonable costs of such audit. CART may examine records and accounts pertaining only to the previous 12 months and must dispute in writing with specificity the accuracy or completeness of any payment made or information supplied within nine (9) months following the receipt of the audit or inspection report of ESPN's records and accounts hereunder, failing which CART shall thereafter be foreclosed from disputing any such payments or information which were or could have been the subject of such audit or inspection.

V.       ADDITIONAL ADVERTISING TIME; INTERNATIONAL EXPLOITATION

         (a) During the period from April 1 to April 30 preceding each season (commencing with 1995) ESPN and CART will, if CART so requests, negotiate for price and terms for the purchase by CART of commercial time within the Programs for use solely by CART sponsors or suppliers who will receive such time or part of an overall sponsorship or supply arrangement with CART. If ESPN and CART have not reached agreement by April 30, then ESPN in good faith reflecting CART's relationship with ESPN will quote to CART prices and terms, together with a period in which CART may accept such prices and terms (which shall not be less than 30 days).

         (b) CART anticipates that it may be aware of international program licensing opportunities not apparent to ESPN which it may bring to ESPN's attention. ESPN may in its sole discretion determine not to exploit any such opportunity, but agrees to consider allowing CART to exploit any opportunity the ESPN has forborne.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the day and year first written above.

CHAMPIONSHIP AUTO RACING                              ESPN, INC.
TEAMS, INC.


By:                                                   By:
     Andrew Craig                                          Loren E. Matthews
     President and Chief Executive Officer                 Senior Vice President
                                                             Programming

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                          GENERAL TERMS AND CONDITIONS

1.       THE EVENT

(a) As used herein, the term "Event" shall mean an Indy car race named in Paragraph I of the BASIC PROVISIONS and all Indy car events and activities (including but not limited to time trials) the television rights to which are controlled by CART taking place at the Site on the Date(s) of and the two days preceding each Event. CART shall stage and conduct each Event on the Date(s) and at the starting Time(s) and Site(s) indicated in the BASIC PROVISIONS.

(b) CART shall be solely responsible for all arrangements (including any compensation) with the owner of the Site for the staging of each Event and all participants and any officials involved in the Event, and such arrangements shall accord to ESPN all rights and consents required or contemplated with respect to ESPN's rights hereunder. CART shall use its best efforts to make available to ESPN such participants, officials and other persons connected with the Events as ESPN may request for purposes of interviews and discussion.

2.       ACCESS AND PROGRAM PRODUCTION

(a)(i) As used herein, the term "Program" shall mean an audio-video program based on or including an Event or any portion thereof. ESPN shall consult with CART and fully consider CART's timely suggestions in respect of the production elements and format to be used in its production of each Event, but ultimately by utilizing its best television experience shall have complete control over the production and format of the Program(s) of each Event. Without limiting the generality of the foregoing, ESPN shall have the right (subject to Section 3(c), below) to determine the length of the Program, to insert commercial and promotional announcements therein as it may determine by such sponsor or sponsors as it may elect, and to title or retitle each Program, subject to any title sponsor's rights as described below. ESPN shall use its reasonable efforts not to include a Site sponsor's name in the name of an Event or the title of a Program if such sponsor does not purchase sufficient television advertising time to qualify as a title sponsor under ESPN's or other appropriate telecaster's then-prevailing general policy regarding title sponsorship. CART shall notify ESPN of the identity of each Site-title sponsor of each Event and subject to such sponsor's suitability, availability of the necessary commercial time, and any then-existing commitments or potential conflicts, ESPN shall offer to such Site-title sponsor a first opportunity to purchase title sponsorship of the affected Program on such terms and conditions as ESPN determines. Any such offer to a Site-title sponsor shall be held open for twenty-one days.

   (ii) ESPN shall furnish CART in ESPN's first distribution of each Program on the ESPN Service (as well as in its second such distribution in respect of Programs telecast for the first time on the ESPN Service) two thirty-second promotional announcements for publicizing its services, events and activities, but CART shall furnish to ESPN the videotapes therefor, using one-inch 525/60 NTSC videotape, at least ten days before the date of the affected Event.

(b) ESPN shall conduct meaningful consultation with CART in respect of the above-the-line personnel to be used in its production of each Event, but ultimately ESPN shall have complete authority over the selection of announcers, commentators, technical and other personnel for the Program(s) of each Event. CART shall have no rights of approval over such personnel.

(c)(i) CART shall provide to ESPN, without charge, suitable space and locations, as ESPN may determine at the time of its advance technical survey of the Site of each Event, for its announcers and for the installation and operation of all microphones, television cameras and related equipment to be used by ESPN in connection with its production of the applicable Program(s). CART shall assure the availability of such electrical power as is necessary to operate such equipment free of charge to ESPN (other than in Vancouver and Toronto). ESPN shall have the right to install, maintain in and remove from the Site and the surrounding premises such wires, cables and equipment as may be necessary for its coverage of the Event; provided, however, that such facilities shall not substantially interfere with the use of the Site or with any of the means of ingress or egress. ESPN shall have the right to bring into or adjacent to the Site mobile units for the transportation of equipment and personnel. Employees and agents of ESPN shall be admitted to the Site free of charge to the extent necessary to accomplish the production of the Programs and CART will provide ESPN gratis with the necessary credentials for such purposes. CART shall not grant access to the Event to any videotape or film crew other than

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that of CART Productions without ESPN's prior written consent except as follows:
for local television stations (i.e., only U.S. broadcast stations and only in the television market(s) where the affected Event is conducted) for purposes of filming or taping material for news stories it (1) such local news crews do not in any way interfere with ESPN's production, and (2) the organizations sending such crews agree in writing that their use of material from the Event(s) will be limited to no more than two minutes of the action or competition of the Event(s), will not be used earlier than the completion of ESPN's first telecast of the Program(s) in their television market nor later than forty-eight hours following such completion and will not be provided to any regional or national network or newsfeed service. At all times ESPN shall have absolute, first priority to all facilities, services and space at the Site necessary or useful in its sole view for the production of the Programs. Subject to the foregoing restrictions, CART may also permit local and/or national crews for news, news magazine and other variety and/or entertainment programs access to the Site of an Event to film or tape material for their programs but only on the days prior to the Date of the affected race. Such crews shall be required to obtain highlights of the competition either directly from ESPN in accordance with its customary practices or from CART by means of the "News Tape" [as defined below in subsection 2(c)(ii) and governed by subsection 3(d)(ii)]. Notwithstanding the foregoing, if any Network's agreement further restricts CART's ability to permit access to any Event, CART shall comply with such restrictions.

   (ii) ESPN shall furnish CART, at no cost, promptly after the conclusion of each Event, one 3/4-inch videocassette with international sound on one audio track of its Programs, including commercials, of each such Event together with one 1-inch videotape of the Event, free of graphics and other finishing embellishments. ESPN shall also afford CART access to ESPN's "backhaul" signal of its Program of each Event for CART's recording and use in accordance with subsection 3(d)(ii), below (the "News Tape") and shall provide at no cost a video feed of such signal at each Event for the race control facility (including all connectors and a video monitor), the medical facility (ESPN to run a cable to the facility), promoter's facility (signal made available at ESPN mobile unit), Indycar office coach (ESPN to run a cable to the facility and pay for adapters) and PPG hospitality site (ESPN to run a cable to the facility). All of the foregoing feeds (except to race control) may be disconnected when ESPN's preproduction or editing requires use of the switcher which would be fed on any of these lines. ESPN shall be entitled to require CART to place a reasonably unobtrusive ESPN logo, trademark or similar identification periodically in the video of Events initially telecast on the ESPN Service contained in the News Tape (which may, with ESPN's reasonable approval, be a composite CART/ESPN logo).

(d) ESPN shall have the right, consistent with past practice, to display its name and trademark on banners, its equipment, and any ESPN platform or broadcasting booth used at the Site of each Event to be initially telecast on the ESPN Service. ESPN shall endeavor to incorporate the logo of the Series into certain of its graphics utilized within the Programs.

(e) With respect to Events, CART represents that, unless ESPN consents thereto in advance in writing, no billboards, display or public announcements for any product or service will be visible or heard at the Site during ESPN's coverage of the Event(s) except such advertising which is permanently affixed at the Site (i.e., advertising intended for spectators at the Event and not for the television audience) other than such advertising and clutter which is historically and customarily visible on cars and personnel at auto races.

         (f) At ESPN's request, through each Event's promoter, CART shall furnish ESPN for each Event up to twenty-five choice complimentary tickets and an additional at least twenty-five choice tickets at cost, not to exceed box office prices; except that as to 1994 Events, (i) CART need not supply ESPN with any tickets if it is already obligated to so supply a Network, and (ii) CART shall supply ESPN with 50 choice complimentary tickets to Events initially telecast on the ESPN Service.

3.       DISTRIBUTION AND EXHIBITION

(a) CART hereby grants to ESPN the exclusive right through December 31, 1998 (the "Exclusive Period") and the nonexclusive right thereafter and in perpetuity to distribute, transmit, exhibit, license, advertise, promote, publicize and perform (hereinafter distribute") each Event as incorporated by ESPN in each Program and any constituent elements thereof throughout the universe other than in Australia, Brazil, Canada and New Zealand (the "Territory") by any and all means, uses and media now known or hereafter developed (other than standard AM or FM radio ("Radio"), which is

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
reserved to CART) without limitation as to the number of exhibitions. * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b) Subject to subsection 3(a), above, ESPN shall have the right and as described in subsection (c) below, the obligation, to distribute any Program on a live basis and ESPN may make a recording of such Program for distribution on a delayed basis. As used herein, the term "recording" shall mean and include any recording by tape, wire, film, disc, cassette or any other similar or dissimilar method of recording television programs, whether now known or hereafter developed. As between CART and ESPN, ESPN shall be the sole owner of all Programs of Events and any recordings and shall have the right to affix to each recording a notice designating ESPN as owner of the copyright of the Program embodied thereon. Without limiting the rights granted hereunder, ESPN (and such parties as it may authorize) may use recordings of all Programs in perpetuity for:

         (i) distribution of the Programs and provision of excerpts therefrom for use in commercials by ESPN's sponsors;

         (ii)     file reference, promotional and publicity purposes; and

         (iii) distribution of excerpts of the Program as part of television news and highlights shows, and excerpts of the Programs in instructional and highlights/anthology videocassettes and discs sold to the trade and general public at retail.

Notwithstanding the foregoing, on occasions on which ESPN has sponsors, affiliates or other customers which request footage from Programs for advertising or promotional purposes, ESPN shall use its reasonable efforts to cause such persons to obtain their desired footage directly from CART, but CART shall not charge such persons more than its reasonable cost incurred in furnishing and licensing the footage (of which CART shall promptly notify ESPN). ESPN acknowledges that, notwithstanding its ownership of the Programs, as between ESPN and CART, CART retains ownership of the Events themselves (including any trademark, tradename and similar rights therein) and ESPN's rights to exploit such Events shall be limited to its distribution rights to the Programs and the other rights and licenses specifically and explicitly granted herein.

(c) Commencing in 1995, so long as CART complies with its obligations under Paragraph II of the BASIC PROVISIONS, schedules its Events on Sundays, refrains from scheduling any Event on an Embargo Date designated by ESPN pursuant to such Paragraph II, and, in the case of Events staged in the Pacific Time Zone, moves Start Times if necessary to accommodate an early afternoon telecast, ESPN shall use reasonable endeavors to distribute on the ESPN Service on a live basis each Program telecast initially by ESPN and in any case shall distribute each such Program on the ESPN Service on the same Sunday it is staged between the hours of 1 pm (ET) and 9 pm (ET). ESPN shall also retelecast each Event (whether initially telecast on a Network or by ESPN), which shall be on the ESPN service or ESPN2, at ESPN's election, in 1994 and on the ESPN Service in 1995 and beyond. ESPN shall endeavor to telecast or cause to be telecast each Event in its entirety, but as to Programs initially telecast on the ESPN Service, shall schedule at least two hours (three and one-half hours for the Michigan 500) of telecast time, so long as the Events remain the length they have been historically. In addition, each year of this Agreement, ESPN shall distribute in the U.S. at preseason, midseason and following the end of the season a one-half hour Program of the highlights of the upcoming, current or just completed season. If in its sole news judgment ESPN deems an Event to be newsworthy, ESPN shall include coverage thereof in its SportsCenter(R) and/or SportsNight(TM) news program. All of ESPN's scheduling commitments are subject to preemption of Event telecasts due to matters of significant public importance (including any such occurrence in the area of sports (e.g., announcement by Magic Johnson of his affliction with AIDS)), program runovers and force majeure events.

(d) CART agrees and warrants that it shall not cause, authorize, license or permit any exhibition or distribution in the Territory of, during the Exclusive Period, the Event(s) or of the Program(s) or any portion thereof in any form by any means, uses or media whatsoever (except Radio) other than by ESPN (or a Network authorized by ESPN) hereunder, other than as follows:

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         (i)      CART shall be entitled, subject to subsection 2(c)(i), above, to produce its own films and videotapes of the Events for the purposes of: (A) promoting its own activities and members, (B) making any manner of sales presentation, motivational or training film, commercial, or similar use, (C) its internal review and reference, and (D) licensing such material for use in commercials and other advertisements;

         (ii) CART may use portions of the Programs for the purposes of promoting its own activities and its members (and their training) and for its internal review and reference but may at no time license any portion of any Program for use in commercials without ESPN's prior, written consent, which shall not be unreasonably withheld. CART may also distribute the News Tape to television programmers (but only in the U.S.) for use at no charge in regularly-scheduled news programs by such programmers with the condition that ESPN be credited in such usage and that such distribution not commence before the earlier of the completion of the first distribution of the Program of the affected Event or the day following that Event; and

         (iii) CART may distribute videotapes or videocassettes of the Programs for in-home, personal viewing ("Home Video") under the following circumstances: if CART wishes to undertake a Home Video project it must first so inform ESPN in writing. At any time within thirty days after receipt of CART's notice, ESPN may elect by written notice given to CART to undertake the proposed project to the exclusion of CART (with the proceeds therefrom, however, being taken into account in calculating Net Revenues). If ESPN does not finally elect to undertake the proposed project then CART may do so. CART must follow the foregoing procedure again for any project cleared and then not begun within 60 days of the clearance or for any project begun and abandoned.

         CART shall be responsible for paying any union or guild obligations of ESPN which may arise as a consequence of any of the foregoing activities. CART shall also provide ESPN by December 1 of each year with a detailed accounting of any net proceeds it receives in connection with any of the foregoing activities. ESPN shall have a right to audit CART's records and accounts identical to that of CART set forth in Paragraph IV(g), above.

         (e) Nothing in this Agreement shall entitle CART to use ESPN's commentary in the Programs at any time nor to use the video thereof except as specifically provided in this Agreement or by supplementary agreement(s) with ESPN.

4.       PROMOTION AND PUBLICITY

         (a)(i) ESPN shall have the right, and may grant others the right, to reproduce, print, publish or disseminate in any medium, the name and likeness and voice of each person appearing in or connected with the Program(s) and biographical material concerning such persons as well as CART's name and the names of the Events and the Sites for information purposes and to advertise, promote, publicize and distribute the Programs and any Network or ESPN programming service, but not as a direct endorsement of any product or other services.

            (ii) On such occasions on and media in which ESPN promotes its coverage of auto racing broadly, across categories or otherwise in a fashion which could be described as generically, ESPN shall use all reasonable efforts to include its coverage of the Events in such promotion (including but not limited to under the description "SpeedWorld") but in any case will insure coverage of the Events in any promotion telecast or published during the period Events are being telecast which promotion includes either or both of Formula One or NASCAR racing and at least one other type of auto racing. (For example, any auto racing promotion during a month in which Events are being telecast which includes both NASCAR and IMSA will also include IndyCar). ESPN will also promote Network telecasts on the ESPN Service and ESPN2. ESPN shall endeavor to have the Networks which telecast Events promote ESPN's Event telecasts.

         (b) CART shall provide all available promotional material and information to ESPN on matters relevant to ESPN.

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5.       MUSIC

         CART represents and warrants to ESPN that no music which would be audible in ESPN's telecasts of any Event will be played by a public address system, a band or any other source without ESPN's prior consent.

6.       FORCE MAJEURE

         If the staging or the coverage of any Event should be prevented or canceled due to any act of God, inevitable accident, strike or other labor dispute, fire, riot or civil commotion, government action or decree, inclement weather, failure of technical, production or television equipment not due to ESPN's negligence, or for any other reason beyond the control of CART or ESPN, then neither CART nor ESPN shall be obligated in any manner to the other with respect to the Event (including payment of a proportionate part of the Guarantee), but all other rights ESPN may have in this Agreement shall remain in effect and shall not be affected in any manner. If, however, the Event should be postponed or delayed for more than two days past its scheduled date, then ESPN shall have the right to elect to cover the Event on its rescheduled date in accordance with all the terms hereof or to not cover the rescheduled Event, in which case ESPN shall not be obligated in any manner to CART therefor (including for payment), but all ESPN's other rights herein shall survive. If an Event should be rescheduled for more than two days beyond its scheduled Date, CART shall immediately notify ESPN of the rescheduled date. If that date is three weeks or less later than the originally scheduled Date, ESPN shall notify CART whether it elects to cover the Event on its rescheduled date within three days following receipt of such notice, and if the Event is rescheduled for more than three weeks later, within seven days of such receipt. If ESPN elects not to cover the affected Event on such rescheduled date, CART shall thereafter be entitled to deal with the electronic audio-video distribution and other rights for the Event as it sees fit. CART shall promptly notify ESPN of any proceeds it realizes from the exploitation of any such Event.

7. * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


8.       WARRANTIES

         (a) CART warrants and represents to ESPN that (i) it is free to enter into and perform this Agreement; (ii) it has all rights necessary to its grant of rights to ESPN hereunder; (iii) ESPN's possession and exploitation of the rights it has acquired hereunder will not infringe upon or violate the rights of any third party; (iv) it will not do anything which interferes with or impairs ESPN's possession or exploitation of the rights which ESPN has acquired hereunder; (v) each Event is sanctioned by CART and the Events will be conducted in accordance with all applicable rules and regulations of CART; and (vi) a representative field of the top athletes in the applicable sport will participate in the Events.

         (b) Each party acknowledges that the other's rights in this Agreement are valuable and unique, and that it will not grant any rights inconsistent with the rights granted the other herein.

         (c) ESPN represents and warrants to CART that it has the right to enter into this Agreement and perform all of its obligations pursuant to this Agreement and that ESPN's commentary contained in the Programs (unless based on information or material provided or approved by CART) will not infringe upon or violate the right of privacy of, or right of publicity of or constitute a libel or slander against, or defame any Person.

9.       INDEMNIFICATION

         (a) ESPN and CART will each indemnify, defend and hold the other harmless from any and all claims, costs, liabilities, judgments, expenses or damages (including reasonable attorneys, fees) arising out of any breach of this Agreement or any representation made by it herein.

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         (b)      In any case in which indemnification is sought hereunder:

                  (i) the party seeking indemnification shall promptly notify the other of any claim or litigation to which the indemnification relates; and

                  (ii) the party seeking indemnification shall afford the indemnifying party the opportunity to participate in and, at the indemnifying party's option, fully control any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.

10.      INDEPENDENT CONTRACTORS

         CART and ESPN are independent contractors with respect to each other, and nothing herein shall create any association, partnership, joint venture or agency relationship between them. All persons employed by each party in connection with its performance hereunder shall be that parties employees and the employing party shall be fully responsible for them, except as otherwise specifically and explicitly provided herein.

11.      FINANCIAL DISCLOSURE

         In conformity with Section 507 of the U.S. Federal Communications Act concerning broadcasting matters and disclosure required thereunder, CART warrants and represents that it has not accepted or agreed to accept, and will not permit its employees, agents, representatives, contractors, or affiliate entities to accept any monies, services, or other consideration for the inclusion of any commercial material or matter in or as part of the Programs.

12.      TERMINATION RIGHT

         If more than two of CART's franchise holders (or any affiliate of any such franchise holder) sponsors, underwrites or otherwise participates in the sport of Indy car racing sanctioned by a Person other than CART (except for the Indianapolis 500), or agrees to any of the foregoing, ESPN shall have the right, upon thirty days prior written notice to CART, to terminate this Agreement. Such termination shall not affect any of the parties' rights or obligations in respect of any Events which occurred prior to the date of termination. The Guarantee shall be reduced proportionately for every Event below 15 which was to have occurred after the date of termination. As used herein, an "affiliate" of any Person is another Person directly or indirectly controlling, controlled by or under common control with such Person.

13.      MISCELLANEOUS

         (a) All notices and other communications from either party to the other hereunder shall, unless otherwise specifically provided herein, be given in writing at the respective addresses of CART and ESPN set forth above, unless either party at any time or times designates another address for itself by notifying the other party thereof by certified mail, in which case all notices to such party shall thereafter be given at its most recently so designated address. Notice shall be deemed given: when delivered in person, or on the date of dispatch by commercial courier or private messenger; upon deposit in the United States mails, postage prepaid; on delivery of a telegram to a telegraph office with charges therefor prepaid or to be billed to the sender thereof; or on the sending of a private wire, including by facsimile machine or by telex. Notice shall be deemed received when given except that notice given by commercial courier or private messenger shall be deemed received when delivered and notice given by mail shall be deemed received five days after deposit in the United States mails, postage prepaid.

         (b) Each party hereto shall execute any and all further documents or amendments which either party hereto may reasonably deem necessary and proper to carry out the purposes of this Agreement. Without limiting the generality of the foregoing, if any Network's agreement requires CART to agree to further restrictions or obligations customary in transactions of that type, CART shall so agree.

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         (c) This Agreement contains the full and complete understanding between the parties hereto, supersedes all prior agreements and understandings whether written or oral pertaining hereto (including, without limitation, as to Events occurring in 1994 and thereafter, the Agreement dated as of September 21, 1992 between CART and ESPN), and cannot be modified except by a written instrument signed by each party hereto. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the parties.

         (d) The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         (e) This Agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be fully performed therein.

         (f) Neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other, and any purported assignment without such prior written consent shall be null and void and of no force and effect. The parties acknowledge that ESPN may undertake certain of its obligations hereunder through third parties, and especially anticipates undertaking Program production and Network advertising sales through OCC.

         (g) Any provisions hereof found by a court to be void or unenforceable shall not affect the validity or enforceability of any other provisions.

         (h) At all times, the terms and conditions of this Agreement, including, without limitation those contained in Section 12 (Termination Right), are confidential to CART, ESPN, their parent companies and their respective subsidiaries, and shall not be disclosed to any other entity or individual without the other party's prior written consent. Notwithstanding the foregoing, disclosure may be made if necessary to enforce a party's rights under the Agreement, or if required by a governmental agency, in which case any and all documents, information, or materials disclosed shall be marked "confidential" and such party shall seek confidential treatment of such information. As part of its normal reporting or review procedures to auditors and attorneys, this Agreement may be disclosed provided such auditors and attorneys agree to bound by the provisions of this Section 13(h).



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                                   ESPN, INC.

                                    AMENDMENT

         THIS AMENDMENT, dated as of May 20, 1996 is to the Agreement dated as of March 29, 1994 (the "Agreement"), between Championship Auto Racing Teams, Inc., a Michigan corporation, 755 West Big Beaver Road, Suite 800, Troy, Michigan 48084 ("CART"), and ESPN, Inc., a Delaware corporation, with offices at ESPN Plaza, Bristol, Connecticut 06010-7454 ("ESPN").

         CART and ESPN have agreed to an amendment and extension of the Agreement as set forth below.

1. Paragraph I(a) of the BASIC PROVISIONS of the Agreement is amended to read in its entirety as follows:

         "I.      EVENTS:

                 (a) The Events are the CART-sanctioned or co-sanctioned "Indy car" auto racing events in 1994-2001 currently known as the "PPG Indy car World Series" (the "Series"), which shall number at least fifteen during 1994 and 1995 and at least sixteen during each year thereafter, but which in no case shall include the Indianapolis 500 auto race. The Events hereunder are intended to encompass those within the PPG Indy car World Series currently in place or in any similar successor series. As used herein, an "Indy car" is an open-wheeled car designed and built to the specifications set forth in the CART Rule book. If a seventeenth and/or eighteenth race is added to the Series, each shall become an Event under all of the terms and conditions of this Agreement except that ESPN shall increase the Guarantee payable in the applicable year (as described in Paragraph IV(a)(i), below) by 1/17 and/or 1/18, as applicable, of the original Guarantee. * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.



2. At the end of Paragraph II of the BASIC PROVISIONS of the Agreement is added the following:

                  "In order to maximize the likelihood that scheduling can be accomplished less formally, CART shall provide to ESPN by the June 30 two years prior to each year (e.g., June 30, 1996 as to 1998), commencing in respect of 1998, a tentative schedule of Events, and the parties agree to work diligently to establish a final schedule by the July 1 preceding the affected year (e.g., July 1, 1997 as to 1998). The parties will use reasonable efforts to establish a final schedule earlier. The foregoing will not, however, limit ESPN's rights to establish Embargo Dates as provided above."

3. Paragraph IV(a)(i) of the BASIC PROVISIONS of the Agreement is amended to read in its entirety as follows:

         * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

4. The reference in Paragraph IV(f) of the BASIC PROVISIONS of the Agreement to "1999" is amended to read "2002."

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5. Paragraph V(b) of the BASIC PROVISIONS of the Agreement is hereby amended to read in its entirety as follows:

         * MATERIAL HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

6. A new fourth sentence is added to Subsection 2(a)(ii) of the GENERAL TERMS AND CONDITIONS of the Agreement as follows:

                  "In addition, if ESPN is obtaining a feed from a host broadcaster to form the basis of a Program, CART shall (subject to existing agreements in Australia, Canada and Brazil) use best efforts to have an ESPN-designee serve as director of the feed at the four sites currently hosting Events (two in Canada and one each in Australia and Brazil) and shall allow ESPN to assign the director to such feed at any new international venues."

7. Subsection 2(a)(ii) of the GENERAL TERMS AND CONDITIONS of the Agreement is hereby amended to read in its entirety as follows:

                  "(ii) ESPN shall furnish CART in ESPN's first distribution of each Program on the ESPN Service (as well as in its second such distribution in respect of Programs telecast for the first time on the ESPN Service) two thirty-second promotional announcements for publicizing its services, events and activities to be used only in accordance with ESPN's clearance and integration policies uniformly applied. In addition, ESPN will afford CART one thirty-second promotional announcement in each preseason, midseason and postseason preview/review program described in Section 3(c), below, and each postseason banquet program, if any, which it may telecast, for use by CART solely to recognize the annual support of CART's series sponsors. In all cases CART shall furnish to ESPN the videotapes for its permitted announcement, using one-inch 525/60 NTSC Videotape, at least ten days before the date of the affected Event or Program.

8. A new sixth sentence and beginning to the seventh is added to Subsection 2(c)(i) of the GENERAL TERMS AND CONDITIONS of the Agreement as follows:

                  "In respect of international Events at which there is a host broadcaster, CART shall insure ESPN has access, without cost, to a clean (graphics and commentary free) feed of the host broadcaster's coverage in order to produce the affected Program. ESPN shall also provide its domestic or international feed of U.S. venue events for CART's exploitation in territories retained by CART. Except for the relevant host broadcaster, . . ."

9. To the end of Section 2(d) of the GENERAL TERMS AND CONDITIONS of the Agreement is added the following:

                  "ESPN shall not electronically insert simulated signage at any Event site or delete signage from any such site unless required by applicable law or regulation."

10. Section 3(a) of the GENERAL TERMS AND CONDITIONS of the Agreement through what is now the second sentence is hereby amended in its entirety as follows:

                  "(a) CART hereby grants to ESPN the exclusive right through December 31, 2001 (the "Exclusive Period") and the nonexclusive right thereafter and in perpetuity to distribute, transmit, exhibit, license, advertise, promote, publicize and perform (hereinafter "distribute") each Event as incorporated by ESPN in each program and its constituent elements thereof throughout the universe other than in Canada (the "Territory") by any and all means, uses and media now known or hereafter developed (other than standard AM or FM radio

                  ("Radio"), which is reserved to CART) without limitation as to the number of exhibitions and except that (i) in Brazil, ESPN shall have Nonstandard Television rights only to distribute Programs of Event qualifying and to distribute tape-delayed coverage of the actual race (with CART using best efforts to obtain rights to permit ESPN to distribute each race on a live basis but only with English-language commentary) and (ii) ESPN shall have only Nonstandard Television rights in Australia. Nonstandard Television shall mean any and all forms of television exhibition and display, whether now existing or developed in the future, other than exhibitions by means of conventional UHF or VHF broadcast television; Nonstandard Television includes, without limitation, cable, subscription, low power, master antenna and closed-circuit television, and multipoint distribution service and direct broadcast satellite exhibitions, all on the advertising-supported, subscription, license sale or any other basis. CART will provide ESPN with the first opportunity to acquire distribution rights as described above in Canada if in the future such rights become available."

11. A new subsection 3(a)(iv) to the GENERAL TERMS AND CONDITIONS of the Agreement is added as follows:

                  "(iv) CART may produce and telecast, or cause to be telecast, solely within the United States, a weekly, 30-minute program, so long as no such program is telecast at the same time as a motorsports program (including event, highlights, magazine and other programs) on either the "ESPN" or "ESPN2" programming services the scheduling of which ESPN has notified CART in writing at least 120 days in advance."

12. Subsection 3(d)(iii) of the GENERAL TERMS AND CONDITIONS of the Agreement is amended by ending such subsection after the words "('Home Video')".

13. Section 4(b) of the GENERAL TERMS AND CONDITIONS of the Agreement is amended in its entirety to read as follows:

                  "(b) CART shall provide all available promotional material and information to ESPN on matters relevant to ESPN. ESPN shall use best efforts to provide CART with international ratings information whenever available to ESPN. ESPN agrees to recognize where appropriate the "Indy Lights" series as the official support series of the Events."

14. The reference in Section 7 of the GENERAL TERMS AND CONDITIONS of the Agreement to "1997" is amended to read "2001."

15. A new last sentence is added to Section 9(a) of the GENERAL TERMS AND CONDITIONS of the Agreement as follows:

                  "In addition, CART shall indemnify and hold harmless ESPN, its officers, directors, employees, agents and distributors from and against any losses, costs, damages, expenses and liabilities (including reasonable attorneys fees) arising out of or resulting from ESPN's use of the name "IndyCar" as contemplated by this Agreement."

16. Except as amended and extended hereby, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

CHAMPIONSHIP AUTO RACING                                  ESPN, INC.
TEAMS INC.

By:                                                       By:

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   Andrew Craig                                           John Wildhack
   President and Chief Executive Officer                  Senior Vice President
                                                          Programming


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